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                  AMERICAN ECOLOGY CORPORATION PRESS RELEASE


Lemley Becomes CEO of American Ecology, Phillips Remains As Chairman

(HOUSTON) February 9, 1995--Jack K. Lemley has been named chief executive officer and president of American Ecology Corporation, a hazardous waste treatment and disposal company. He succeeds Harry J. Phillips, Jr. who continues as chairman of the board of directors.

    Mr. Lemley, 59, who has been a director of American Ecology since 1992, achieved worldwide recognition as chief executive of Transmarche-Link JV which designed and built the Channel Tunnel providing train service between England and France. He left that position in 1993. Over the years, he has served as a management consultant to many leading construction, manufacturing and engineering companies. He was also named chief operating officer.

    Mr. Lemley noted, "American Ecology has a very promising future, is well positioned and will benefit significantly from an improvement in the hazardous waste business."

    Mr. Phillips 45, had been chief executive officer of American Ecology since 1991. Under Mr. Phillip's leadership, the Company's sales rose from $56 million in 1991 to $72 million in 1994. Mr. Phillips said, "The company has achieved many of the goals I set for it. Jack Lemley is superbly equipped to lead the company and to accelerate its cost reduction program."

    American Ecology operates a chemical waste disposal facility in Nevada and two in Texas. The Company also operates a low-level radioactive waste (LLRW) disposal facility in Washington, has received a license approval for a similar facility in California, has a license application pending for a LLRW disposal facility in Nebraska, and operates a LLRW processing facility in Tennessee. Services provided by the Company include waste packaging, transportation, consulting, pretreatment, disposal, fuels blending, recycling, and clean-up services. The Company's common stock trades on the Nasdaq Stock Market under the symbol ECOL.